Exhibit 99.1

EDITED TRANSCRIPT

FCN.N - Q3 2020 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: OCTOBER 29, 2020 / 1:00PM GMT

OCTOBER 29, 2020 / 1:00PM, FCN.N - Q3 2020 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Operator

Welcome to the FTI Consulting Third Quarter 2020 Earnings Conference Call. (Operator Instructions) Please note that the event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning, and welcome to the FTI Consulting conference call to discuss the company’s third quarter of 2020 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future results, financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our annual report on Form 10-K for the year ended December 31, 2019, and updated in our quarterly report for the first quarter ended March 31, 2020, as well as in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning, which include the reconciliations.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which has been updated to include our third quarter of 2020 results. Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I’ve said, are available on the Investor Relations section of our website. With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

OCTOBER 29, 2020 / 1:00PM, FCN.N - Q3 2020 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Good morning to everyone, and thank you all for joining us. Well, I’m sure you’ve all noticed that it’s the end of October and COVID is still with us. And I’m guessing that’s just as troubling for you as it is for me. I think most of us knew during the summer that the evidence suggested there’d be a good chance that COVID would still be with us at this point. I don’t think any of us really expected that it would be completely gone, but I guess most of us secretly hoped it would, and at least had some expectations it would be better than it is today. So in addition to hoping that you are doing well and your loved ones as well, let me thank you during these complicated times for the continued attention you’re showing our company.

Let me also use this opportunity to thank some of the FTI folks who may be joining this call for the incredible efforts that have continued all year and continued into this quarter. Our company, as I’ll talk about in a moment, we’re in terrific shape. We’re not in perfect shape. There’s no company during COVID that’s in perfect shape, but we are in terrific shape. And that has only been possible because of the extraordinary efforts by our people, efforts to support clients, to support each other from home, efforts that collectively have put us in a strong position not only to weather COVID, but in my view, to soar coming out of this.

Today, as usual, I will let Ajay take you through the details of the quarter, but let me upfront share a couple of comments: one on the revision to guidance; and secondly, and at least as important, why I continue, notwithstanding that revision, to be so positive about this company’s future.

Let me start with the adjustment to guidance. It is essentially an adjustment to our expectations about the fourth quarter. The third quarter, though different from expectations and some specifics, did not come out too different from what we expected in aggregate. But at the end of the last quarter, we had hopes that the evolution of COVID will allow for a stronger fourth quarter than we do today. Let me go into that in a little more detail.

As you know, I think, our fourth quarter results are typically our weakest, considerably less strong than the prior 3 quarters. For example, if you look at the last 5 years, our fourth quarter EPS is roughly 2/3 of the prior 3 quarters because of holidays and some end-of-year factors. This year, we thought the evolution of COVID might allow for better. Back in July, we suspected that COVID would still be here in the fourth quarter. But we, and I’m guessing most of you, did not believe it was going to be as present as it is today. And therefore, we hoped for a somewhat more rapid unfolding of the opening of courts, more rapid [derejudification] of the legal system, more of an opening of cross-border travel, all of which, of course, would allow a faster return to normal for some of the businesses that were hurt by COVID.

We also thought that if that didn’t happen at the speed we hoped for, on the other side, we would see a continuation of the extraordinary strength we had in our restructuring business in the second quarter. What has happened in reality is both of these, but unfortunately to a somewhat lesser extent than we had expected. First, in terms of the businesses that were negatively affected by COVID, they are in large part starting to come back. We have started to see some signs of improvement in FLC and in other parts of our business that have been affected by travel restrictions and court closures. But that recovery is at a considerably slower pace than we had hoped. It’s just not the hockey stick we expected to see begin in the third quarter and continue into the fourth quarter.

Second, in terms of the restructurings and bankruptcies, last quarter, if you recall, we talked about the fact that there is uncertainty — there was uncertainty around that. We talked about how we could, at a scenario where the government actions caused a temporary pause on bankruptcies and restructurings, at least in some parts of the world. We believe then and continue to believe now that the restructuring market is going to be here for a considerable amount of time. But we also understood that there could be waves because of government policies.

For example, the aggressive monetary stimulus that we have seen can affect or at least seriously delay bankruptcies and restructuring activity. What has happened here recently is that market forces began to play out more in favor of loose money and against restructuring activity than we had expected, not extraordinarily worse, but around-the-edges worse. You can see that in our third quarter results, but you can also see it very vividly in external data. Notably, if you look at, for example, August and September Chapter 11 filings and defaults, they fell to just over half the level that they were between May and July.

OCTOBER 29, 2020 / 1:00PM, FCN.N - Q3 2020 FTI Consulting Inc Earnings Call

And I think the reason for that is essentially the loose money. The loose money has allowed for an unprecedented issuance of speculative-grade bonds this year and at remarkably reasonable rates. If you look at the rates right now, they are not too different from where they were pre-COVID, and the spreads compared to March have halved. Halved. And that has made a difference in the third quarter, and it’s obviously making a difference at this point in time.

The consequence of that is not that our restructuring business is doing poorly. To the contrary, it is still experiencing considerably higher demand than it did pre-COVID, but it is just not as strong as we had hoped and expected back in July. And it is not as strong enough to offset the slower pace of recovery we are seeing in the other parts of our business.

So the combination of COVID being more significant and longer impact on parts of our business and the loose money have a slowing effect on the pace of bankruptcy filings and other restructuring activities, together, means that we just no longer feel confident in an anomalous fourth quarter, a fourth quarter that’s higher or as high as the first 3 quarters of the year. And if you build in a more typical ratio of fourth quarters compared to prior quarters, you get to the $5.25 to $5.75 range for adjusted EPS, that Ajay will talk about, as opposed to the $5.50 to $6 that we had before. So we’ve moved our guidance there. That’s all I was going to say on guidance.

Let me move on to what, I guess, is the next set of questions on many people’s minds, which is, so what does that mean going forward? How does that play out? And I’m guessing there are 2 versions of that question. One is, how does that play out near term? And two, does that change the fundamental trajectory of the company longer term? Let me talk to both of those with a caveat that perhaps counterintuitively, it is easier to predict the medium and long term than it is the short term. I’m sure that’s pretty counterintuitive, but that’s my experience in this business.

And the reason for that is, in the short term, we can be and are buffeted by factors such as those I just described, factors that are external to us, loose money, M&A trends, regulatory activity, et cetera. Whereas my view of our history is that over the long term in this business, over the long term whether we perform or not, is much more of a function to us, of what we do, which is ultimately in our control. If we are well positioned around the core issues our clients are facing, if we have great people with great brands and if we are in the market in an effective way, my experience is, and I think the data show, we grow over any medium term. The factors we can control over the medium term outweigh the short term factors.

As a result, in my mind, though, there is uncertainty in the short term. I am at least as confident about the long term as when we went into COVID. In the short term, of course, the trends we are seeing could continue. We are seeing a gradual strengthening of the businesses that are slow now, but it’s gradual. We don’t see anything that suggests we’re going to have — go backwards, but we also don’t see a current acceleration of those trends. So we could be below our long-term expectations for some subsets of our business for a while.

And so of course, the loose money and the government stimulus could continue to erode the strong performance of Corp Fin for a while. I should note, however, that, that can reverse itself incredibly fast, for example, with a couple of large bankruptcies or restructurings happening, we win then. But for sure, it is possible that loose money could affect us for a while, notwithstanding our belief that loose money cannot ultimately offset forever the underlying economics of businesses.

So absolutely, there are things that are out of our control, and those things could mean there are slowness that continues into the first half of the year. But over any medium or long-term period, one has to believe there’s going to be litigation in the world, there’s going to be investigations in the world, there are going to be tribunals to try cases. Juries will eventually allow — be allowed once again to sit in the same room at the same point in time. There will be disputes. We will have an M&A activity. And the underlying economic realities will dictate that there are bankruptcies and restructurings.

So over any medium term, our results, in my view, will be much less affected by forces outside our control and more dictated by questions like, are we well positioned, are we strengthening our businesses, are we going after the right adjacencies. On the people side, are we retaining the bestpeople, are we developing great people, are we an attractive place for people to join.

OCTOBER 29, 2020 / 1:00PM, FCN.N - Q3 2020 FTI Consulting Inc Earnings Call

As you know, we felt pretty good about the answers to those questions going into COVID. In terms of the jobs and awards we had won around the world, the list had never been longer or more impressive. We had extended into key new adjacencies that were supporting our business, cybersecurity, business transformation, public affairs and others. We had expanded and enhanced our geographical footprint. We had record numbers of promotions and our ability to attract senior talent from the outside, as shown by the powerful number of senior hires that we have achieved, had never been as strong.

And a consequence of that, I’m sure you all remember, was unprecedented organic growth for this company in 2018 and ‘19. Double-digit top line growth that drove record earnings. And even if one discounts some of that growth as anomalous or a catch-up from prior years or you’re having slower growth this year, our multiyear trajectory now for an extended period of time, still calculates it to be an impressive set of numbers.

Important this year, notwithstanding COVID and notwithstanding all of its challenges, we have continued to invest between each of those critical levers. We have continued to support clients and what are turning out to be high-profile, brand-building assignments. The largest bankruptcies globally, mega deals with antitrust implications, largest investigations happening in different parts around the world, Asia, Germany, the U.S. Companies facing an antitrust cases related to data privacy, and companies at the center of the COVID pandemic working towards a vaccine, among many other high-profile engagements.

As a result, we have deepened the most key client relationships in our firm and continue to win industry accolades, from leading The Deal bankruptcy tables for the 12th consecutive year, to having more employees named to who’s who on Consulting Experts guide than any other firm globally for the fifth consecutive year, to ALM recently naming us a pacesetter for the financial crisis management, among many others.

Importantly, in the face of COVID, we have promoted more people this year than ever before. Our employee engagement scores are the highest we have ever had. Our retention rate is the highest we have ever had. And our attractiveness to leading experts at other firms now see FTI as a fabulous platform for advancing their careers, as measured either by the number of hires we’ve done or probably more currently than not — our phone is ringing — has never been higher.

As I’m sure you know, not all firms have gotten through COVID as well as we have thus far, and some of our competitors are experiencing other stresses. And as a consequence, the number of conversations we’re having with terrific people whose culture fits with us, who want to join us, is powerful indeed.

As a consequence, in the face of COVID, we have committed to and achieved record headcount growth, leaving us with a strength of team around the world that I believe is unprecedented in this company’s history. As a result, notwithstanding the incredible growth we were experiencing coming into COVID, today, I feel at least as bullish, if not more, about our prospects coming out of it.

With that, let me turn the call over to Ajay to take you through the quarter in more detail. Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks this morning, I will review our company-wide and segment results and discuss our revised guidance for the year.

I’m pleased to report strong third quarter results. Most notably, our Forensic and Litigation Consulting, or FLC segment, delivered strong sequential improvement even with significant opportunity remaining for increased utilization. Conversely, in our Corporate Finance and Restructuring segment, bankruptcies ebbed, perhaps in part due to government stimulus benefiting certain industries, which in turn had us reporting revenue in that segment at less than the level reached in the second quarter of 2020. Underscoring our market-leading positions and resiliency, even in the face of a global pandemic, this quarter’s revenue of $622.2 million was a record high. Both billable headcount of 5,019 and year-over-year billable headcount growth of 15.8% were also records giving us ample capacity for future growth and profits.

OCTOBER 29, 2020 / 1:00PM, FCN.N - Q3 2020 FTI Consulting Inc Earnings Call

Let me now take you through the details. For the quarter, revenues of $622.2 million were up $29.1 million or 4.9% compared to revenues of $593.1 million in the prior year quarter. Our revenue growth year-over-year was driven by higher demand in our Corporate Finance and Restructuring and Economic Consulting segments, which was partly offset by lower demand in our FLC and Strategic Communications segments and a decline in pass-through revenue as compared to the prior year quarter. GAAP EPS of $1.35 in 3Q ‘20 compared to $1.59 in the prior year quarter. Adjusted EPS of $1.54 compared to $1.63 in the prior year quarter. The difference between our GAAP and adjusted EPS in the quarter reflects a $7.1 million special charge, which reduced GAAP EPS by $0.14 and $2.3 million of noncash interest expense related to our convertible notes, which decreased GAAP EPS by $0.05.

The special charge is comprised of 2 items. First, we announced in August that we have leased approximately 120,000 square feet of new space at 1166 Avenue of the Americas, consolidating from approximately 160,000 square feet of space in 2 offices in New York. We expect to take possession of the space in April of 2021. In advance of this, and given most employees are currently working from home, we have already abandoned 67,000 square feet of space resulting in $4.7 million in lease abandonment and relocation costs.

Second, in the quarter, we took performance-related actions in our FLC segment that resulted in severance and other employee-related costs of $2.4 million. As of September 30, 2020, our weighted average shares outstanding, or WASO, of 37.1 million shares compared to 37.9 million shares on September 30, 2019. WASO includes the potential dilutive impact of our convertible notes, which at the end of this quarter was approximately 337,000 shares. We have more than offset both dilution from our convertible notes and from normal course equity compensation by repurchasing 1.9 million shares over the last 12 months.

Third quarter 2020 net income of $50.2 million compared to net income of $60.4 million in the prior year quarter. The year-over-year decrease was largely because direct costs increased $36.3 million, which was primarily related to the 15.8% increase in billable headcount. We also have the $7.1 million special charge and FX remeasurement losses of $3.5 million due to weakening of the U.S. dollar against other major currencies, which compared to a $2 million gain in the prior year quarter.

These cost increases were only partially offset by higher revenues and a decline in SG&A expenses as well as a lower effective tax rate. SG&A expenses in the third quarter of $122.1 million were 19.6% of revenues. This compares to SG&A of $128 million or 21.6% of revenues in the third quarter of 2019. The decrease was primarily due to lower travel and entertainment expenses, resulting from COVID-19-related travel restrictions and lower bad debt, which was partially offset by an increase in salaries and employee-related expenses driven by the 11% year-over-year increase in nonbillableheadcount.

Third quarter 2020 adjusted EBITDA of $90.9 million or 14.6% of revenues compared to $92.3 million or 15.6% of revenues in the prior year quarter. Our effective tax rate for the third quarter of 22.3% compared to 24.7% in the prior year quarter. The 2.4% decline was primarily due to a favorable discrete tax adjustment related to share-based compensation.

Billable headcount increased by 685 professionals or 15.8% compared to the prior year quarter. Sequentially, billable headcount was up by 374 professionals or 8.1%. Worth noting, in the third quarter alone, we welcomed 237 recruits to FTI from universities, our largest class ever. Also during the quarter, we welcomed the team from Delta Partners to our Corporate Finance & Restructuring segment.

Now I’ll share some insights at the segment level. In Corporate Finance & Restructuring, revenues of $236.6 million increased 23.4% compared to the prior year quarter. The increase in revenues was primarily due to higher demand and higher realized bill rates for our restructuring services and a full quarter of revenues from Delta Partners. On July 1 this year, we acquired Delta Partners. And last year, in August, we acquired AnderschAG. Acquisition-related revenues in the quarter were $15.4 million. As a reminder, we consider revenues as acquisition-related for the first 12 months post acquisition. As such, this quarter, 1 month of Andersch revenues and 3 months of Delta Partner revenues were considered acquisition-related.

Worth noting, from an industry perspective, we experienced the strongest demand in restructuring in airlines, telecom, restaurants, energy, transportation, retail, health care, real estate, and media and entertainment. Adjusted segment EBITDA of $56.2 million or 23.8% of segment revenues compared to $48.1 million or 25.1% of segment revenues in the prior year quarter as higher revenues more than offset an increase in compensation, primarily related to a 36.6% increase in billable headcount and higher variable compensation.

OCTOBER 29, 2020 / 1:00PM, FCN.N - Q3 2020 FTI Consulting Inc Earnings Call

On a sequential basis, Corporate Finance & Restructuring revenues decreased $9.4 million or 3.8%. As Steve mentioned, the volume of bankruptcies in the U.S. slowed in July and August, and we experienced a sequential decline in demand for our restructuring services. This decline in restructuring revenues was only partially offset by an increase in revenues in business transformation and transactions, which includes the Delta Partners acquisition. In transactions, we are seeing a pickup in activity in health care, telecom, media and technology, retail, chemicals and industrials, in particular with our private equity clients. Sequentially, adjusted segment EBITDA declined more than revenue because of sharply higher headcount-related costs driven by the 18.1% increase in billable headcount. SG&A expense also rose because of a onetime adjustment to earn-out accretion expenses related to our Andersch acquisition, and additional employee and infrastructure costs added as part of the Delta Partners acquisition.

Turning to FLC. Revenues of $119.1 million decreased 16.5% compared to the prior year quarter. The decrease in revenues was primarily driven by lower demand for disputes and investigation services, in part because certain matters were at least deferred due to travel restrictions to client locations as well as foreclosures and delays. Adjusted segment EBITDA of $13.6 million or 11.4% of segment revenues compared to adjusted EBITDA of $27 million or 18.9% of segment revenues in the prior year quarter.

The year-over-year decrease in adjusted segment EBITDA was primarily due to lower revenues with lower staff utilization, which was only partially offset by a decline in SG&A expenses. Sequentially, FLC revenues increased $12.7 million or 12% as demand rose for our investigations, data and analytics and dispute services. Notably, we saw a gradual opening of courts over the course of the quarter, and trial dates are getting scheduled.

Our adjusted EBITDA increased $22.6 million compared to the second quarter of 2020. This impressive rebound was primarily due to the increase in revenues as well as lower compensation, which included variable compensation accruals and lower bad debt. As I mentioned earlier, during the quarter, we took a special charge within our FLC segment, resulting from severance payments to 16 employees.

Our Economic Consulting segment’s revenues of $155 million increased 9.4% compared to the prior year quarter. Like last quarter, revenue growth was driven by higher demand and realized bill rates for large M&A-related antitrust engagements. Adjusted segment EBITDA of $25.7 million or 16.6% of segment revenues compared to $19.4 million or 13.7% of segment revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation primarily due to a 15.2% increase in billable headcount and higher variable compensation.

Sequentially, Economic Consulting’s revenues increased $3.5 million or 2.3%. We delivered higher revenues in our International Arbitration business as virtual testimony was introduced more broadly during the quarter. Also noteworthy, we are seeing higher demand for our non-M&A-related antitrust services and higher demand for our financial economics and breach of contract services, driven by an uptick in demand arising from COVID-19-related disputes. This was partially offset by a decline in revenues for our M&A-related antitrust services compared to the second quarter of 2020.

In Technology, revenues of $58.6 million increased 2.6% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for global cross-border investigation and litigation services, which was partially offset by a decline in demand for M&A-related services. Adjusted segment EBITDA of $11.9 million or 20.4% of segment revenues compared to $12.3 million or 21.5% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was due to higher compensation primarily related to a 13.2% increase in billable headcount. On a sequential basis, Technology revenues increased $11.5 million or 24.4% primarily due to higher demand for our investigation services and a surge in demand for M&A-related second request services.

Revenues in the Strategic Communications segment of $53 million decreased $7 million or 11.7% compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for corporate reputation and financial communications services and a $2.3 million decline in pass-through revenues. Adjusted segment EBITDA of $8.4 million or 15.9% of segment revenues compared to $12.6 million or 21.1% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues. Sequentially, Strategic Communications revenues decreased $3.9 million or 6.9%, primarily due to a decline for our restructuring and financial communications services, which had surged during the second quarter with a rush of bankruptcy filings.

Let me now discuss free cash flow and balance sheet items. We generated net cash from operating activities of $111.6 million and free cash flow of $99.8 million in the quarter. Total debt net of cash of $36.6 million decreased $21.2 million compared to $57.8 million at September 30, 2019.

During the quarter, we repurchased 749,315 shares at an average price per share of $110.57 for a total cost of $82.9 million. At the end of the quarter, we had approximately $182.4 million remaining available for share repurchases under our current authorization.

Turning now to our guidance. At the outset of the pandemic, parts of our business experienced a strong tailwind, particularly our restructuring business, while other parts of our business experienced a strong downdraft from deferral — from a deferral of work, if not a reduction in demand. The exact trade-offs between these opposing forces was and is uncertain. Regardless, we maintained our guidance all through this year.

Now with 3 quarters under our belt, we are adjusting our guidance ranges for 2020 only slightly downwards, with the higher end of our revised ranges still within our original range. We now expect 2020 revenues will range between $2.42 billion and $2.47 billion. This compares to the previous revenue range of $2.45 billion to $2.55 billion. We now expect 2020 GAAP EPS will range between $4.93 and $5.43. This compares to the previous GAAP EPS range of between $5.32 and $5.82, and includes our third quarter special charge of $0.14 per share and an estimated noncash interest expense of $0.18 per share related to our 2023 convertible notes. And we now expect 2020 adjusted EPS will range between $5.25 and $5.75. This compares to the previous adjusted EPS range of $5.50 to $6.

Our revised guidance is based on 2 key assumptions. First, we experienced a reduction in the volume of bankruptcies over the last few months compared to the second quarter of 2020. And our revised guidance assumes a similar level of bankruptcies in the fourth quarter as we had this quarter. As Steve mentioned, in terms of restructuring globally, the pandemic has had an uneven impact on many industries and government subsidies and policies have altered the natural course. In aggregate, in the fourth quarter, we expect continued distressed situations in oil and gas exploration, production and drilling; health care; automotive; department stores; airlines; restaurants; and entertainment and entertainment venues. So the level of such demand is not expected to be as strong as earlier in the year.

Second, we delivered strong sequential improvement in our FLC segment. While there remains significant room for further improvement from higher utilization, we expect such improvement to be gradual. Other segments, despite the pandemic, are doing well. However, we are approaching year-end and are expecting our employees to take well-deserved vacations with ensuing typical seasonal impact to billings across all segments.

Before I close, I want to reiterate a few key themes that underscore the long-term strength and potential of our business. First, we believe we are the leading — the world leader, in restructuring. And we expect waves of defaults in the coming 12 to 24 months, so timing is uncertain. With the record staff additions in this segment, as we continue to invest for growth, we are better positioned now to help our clients globally than ever before.

Second, we have significantly diversified our offerings over the last several years with investments in areas such as non-M&A antitrust, international arbitration, business transformation, cybersecurity and public affairs. Not only are we producing better results in FLC, but also, we are seeing these practices strengthening as we slowly emerge on the other side of this pandemic.

Third, we believe we are the choice employer in our practice areas and continue to attract talent because our colleagues are working on the highest profile engagements in their fields across the globe.

Fourth, at our core, we help our clients, especially in times of dislocation, as they navigate through their most complex business challenges. This pandemic will undoubtedly result in a new genre of disputes, investigations and conflicts that our experts are already assisting with and supporting.

And fifth, in the last 12 months, we have reduced net debt by $21.2 million while repurchasing $212.2 million worth of our shares, and acquiring Delta Partners, the preeminent technology, media and telecom focused consulting practice. Our business generates tremendous free cash flow and our balance sheet is enviable, giving us the ability to continue to invest for growth and return capital to shareholders.

With that, let’s open the call up for your questions.

OCTOBER 29, 2020 / 1:00PM, FCN.N - Q3 2020 FTI Consulting Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Just wanting to start digging into CFR a little bit further. Can you help us better understand the utilization trend there? I recognize that demand was a little bit lighter than you had anticipated with the slowdown in bankruptcy. But just surprising to see it down so much sequentially. So I’m just kind of wondering what the drivers are there. How much of that is a function of weakness in business transformation? Or is it a function of elevated hiring in anticipation of demand in 2021? Just anything else that you can kind of say specifically to utilization in the quarter.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Andrew, the latter is the more pertinent factor. We’ve hired lots and lots of people, and especially from, for example, the universities. And utilization is not a weighted metric. It’s not weighted by seniority. It’s not weighted by partner or junior. Each person has the same number of billable hours and utilization. So that’s the most significant factor. It’s not as if our demand has completely fallen off. I mean, year-over-year, restructuring is up.

And sequentially, our business transformation and transactions are also up. I mean sequentially and even year-over-year transformation is also helped by the acquisition we did by — of Delta Partners. So we are here maintaining market share. There is a lot of bankruptcy out there. There’s a lot of dislocation out there. Business transformation is getting better. We’ve just hired — at this time, universities is when you hire, and this gives us lots of capacity to grow.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Makes sense. And then we started to see quite a bit more positive commentary around M&A in the market of late. Just wondering if that’s something that you’ve seen as well, what businesses you’d expect to be most positively impacted by that in the near-term and your outlook on that front.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

No question about it. No question about it. That was, to some, the surprise of the pandemic, how quickly M&A came back. So you’re seeing that in our technology practice, for example, with — we do particularly well on large M&A, sort of the mega $5 billion plus deal. And there’s been a lot of those announced publicly. And we also get hired in advance to assess the antitrust issues, for example, that may or may not be there on the economic consulting side. So to your specific question, Economic Consulting and Technology are the 2 segments that benefit directly from M&A, for the most part, from large M&A, and you’re seeing that in the results. I mean quite evidently, you’re seeing that in the results of both segments.

Our Corporate Finance area, also on the business transformation and transaction side, the transaction elements of that, which is about 15-odd percent of our total revenue in that area in the whole segment, they too are seeing a lot of activity from private equity clients. That’s why I specifically mentioned that. So those are the 3 areas.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Great. That’s helpful. And then if I could just ask one more. I just want to be clear on kind of the FLC trajectory going forward. I think you had mentioned at the outset of the prepared remarks that your initial expectation was more of a hockey stick. Is that something that’s now movedmore towards 2021 in a similar shape? Or is it just an expectation now that, that rebound is more gradual, not that hockey stick kind of being pushed out to next year?

OCTOBER 29, 2020 / 1:00PM, FCN.N - Q3 2020 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Maybe I’ll take that. I think our expectation is, look, you don’t know, right? I mean this is still affected by the trajectory of COVID and government innovations to do cases virtually and all that. But I would say it is not that we just pushed out a hockey stick, it is more, at least currently, for a gradual recovery. I mean we’re finding ways to get around the court restrictions. Courts are starting to innovate. But I think that team’s expectations of a quick rebound that they had back in July, I think, are more muted.

We are — I do want to say that it’s not that the expectation of getting that business back to strength is gone at all. I mean I think our confidence in that business in the medium and long term is as high as it’s ever been. But I would say our current guess is it’s a slower ramp back, and it’s not just a hockey stick blade. Ajay, are you in a different position? I would say we’re probably aligned on that. No?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Never so, sir. But I will say that we’re not giving guidance just yet. And in this pandemic, that’s not an advisable thing to do. So we’re going to wait until the end of February when we announce our results. And at that time, I mean — you have — we’re talking now of a second wave and what that may do in Europe and shutting down things. On the other hand, we are seeing things opening up in Asia quite significantly and even for us.

So we’ll just wait. The good news is, look, look at the resiliency in our business where we are able to offset these opposing forces in our different segments. There are — people are certainly getting used to it. There are certainly courts opening up, trial date getting scheduled and that’s our work going. But as Steve said, it’s best to assume gradual recovery, and we’ll get there in February to give specific guidance.

Operator

(Operator Instructions) Our next question comes from Tobey Sommer with Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Do you have the appetite for more aggressive share repurchase? I don’t know whether you’re at a point, Steve, with the stock market open, but stock is down sharply. And I also want to know, could you do that and also have the capacity to take advantage of dislocation at competitors, either by hiring individuals and small groups and/or potentially acquisitions?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me say this. We have the capacity to — we always — the #1 priority in our company is to make sure we treat great talent well. First, the great talent we have in our company. But then secondly, to always leave ourselves the opportunity — the financial opportunity to jump on great talent, whether or not it happens to be accretive to the P&L near-term or not. So absolutely, we have the ability to do that.

And I think it’s quite independent of our ability to repurchase shares because the reality, attracting talent tends to hit EBITDA, doesn’t tend to be a big cash outflow. And the share repurchase is really a cash issue. I don’t know whether Ajay wants us to comment on specific intentions with respect to share buybacks. So let me defer. I would say we don’t typically comment on that. We have — I would say this, we have a terrific balance sheet and over my tenure here and Ajay’s tenure, we have shown an ability to buy back shares when we think it’s appropriate. But I don’t think we ever comment on specific intentions. Am I right, Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

You are, sir. And just look at what we have done. We have a demonstrated ability and enormous capacity. I mean our debt loads are down. Our revolver remains available. Valuations in terms of what are out there in public space are a lot more than our stock. So I don’t think I need to say more.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Could you remind us on the remaining authorization for repurchase? And then maybe switching to Corporate Finance & Restructuring, how do you get the confidence to describe the potential sort of more medium-term outlook for waves of bankruptcies that you mentioned?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

The remaining authorization, Ajay, do you know the number? I think it’s...

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

At the end of the quarter, it was in the $180-odd million range in my prepared remarks.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So in terms of our confidence about Corp Fin, I think, you can look at — look, there’s both internal things and then there’s external things. The external things you can look at Moody’s expectations for bankruptcies over the next 12 and 24 months. You can look at Standard & Poors based on creditworthiness. These are — there are — the truth is that although there’s been loose money, that hasn’t necessarily made every company back into a fully solvent company. It’s just allowed people to avoid restructuring for a period of time. And so there’s a lot of external measures that suggest there’s a pent-up demand for that.

The other — the more internal factor is what we’ve done over this period of time has continued to strengthen our business. Our global presence is enormously different than it was — not only, I mean, certainly 10 years ago when we were particularly a U.S.-based company and particularly creditor-side focused. Today, we’re still that strong there, but we have company side in the U.S., we have terrific practice in Latin America, we have a terrific practice in London, terrific practice in Germany, strengthened practice in Australia. In Australia — I mean we have presence around the globe, and we continue to add to it.

So the combination of the pent-up demand and our strength in just — and my experience is when you got pent-up demand and you’re a powerful company, you’re going to do pretty well. If the issue is it’s just — you can’t tell exactly what the waves are just because you don’t know exactly how the government policies intersect that. But that’s the basis for our long-term optimism, Tobey. Does that answer your question?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Sure. That’s helpful. And I guess given the more modest trajectory here with just a couple of months in the year, without giving any — asking you to give us a numerical guidance, could you maybe discuss some of the more important factors that we should consider when trying to model next year, in the absence of company guidance?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So the key variables have always been the restructuring, M&A, fraud, major disputes, antitrust issues, any major dislocation that you see in the newspaper, you can imagine that there’s a good likelihood of a significance around the globe that FTI may be involved. So — and there’s different margins in each of these areas, and there’s — so for example, on the bankruptcy side. If there’s public disclosure at least in the U.S. of the bankruptcies. If you see a pickup in that or if you see speculative-grade default is projected to be around 6%, it’s supposed to remain around 6%. And the 6% is quite elevated, in fact.

If that remains there, where there’s more junk bonds being downgraded and upgraded and so on and so forth, if that remains, that’s a precursor for a robust — unfortunate, but robust bankruptcy space. And that is amongst the highest margins businesses for us. So there is that driver. If you see private equity getting active with the cheap money and trying to do more transactions, we do have private equity clients. If you see M&A pick up and you see antitrust cases, or for example in the technology space, there’s lots of talk and we don’t talk about specific clients, but I mean that is usually very good for us.

Now in terms of our — so those are some cases, if you see a major fraud or dispute investigation and there have been some public cases with the audit firms, and you can imagine we may be involved on the other side. Now where the margins come in is if we have a headcount spike more so than the revenue spike that we are not in the profit maximizing mode in each quarter, we’re building the company for long-term growth. So clearly, we could cut back on the hiring or not have hired as much and driven more profits, but then that would be shortchanging our future, and we haven’t done that nor do we need to given the balance sheet that we have.

Operator

That concludes the question-and-answer session and today’s conference. Thank you for attending today’s presentation. You may now disconnect.

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